Exhibit 8.1

2001 M Street, NW Suite 600 Washington, DC 20036 +1 202 682 7000 tel +1 202 857 0940 fax

August 25, 2023

Allego N.V.

Mathieu Bonnet, Chief Executive Officer

Westervoortsedijk 73 KB 6827 AV

Arnhem, the Netherlands

+31 (0) 88 033 3033

Ladies and Gentlemen:

We have acted as U.S. tax counsel to Allego, N.V., a public limited liability company (naamloze vennootschap) organized under the laws of the Netherlands (the “Issuer”), in connection with (a) the offer to exchange (the “Exchange Offer”) by the Issuer, any and all of the Issuer’s outstanding warrants (the “Warrants”) to purchase the Issuer’s ordinary shares, nominal value of € 0.12 per share (the “Ordinary Shares”), that were issued under the Warrant Agreement, dated as of February 8, 2021, by and between Spartan Acquisition Corp. III and Continental Stock Transfer & Trust Company, as warrant agent, as assumed by the Issuer pursuant to the Warrant Assumption Agreement, dated as of March 16, 2022, by and among the Issuer, Spartan Acquisition Corp. III and Continental Stock Transfer & Trust Company (as assumed, the “Warrant Agreement”) in exchange for Ordinary Shares, and (b) the solicitation of consents from the holders of the Warrants to certain proposed amendments to the Warrant Agreement (the “Consent Solicitation”). The Exchange Offer and Consent Solicitation are being made pursuant to a registration statement on Form F-4 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on August 25, 2023 (the “Registration Statement”) and a preliminary prospectus and offer to exchange dated August 25, 2023 (the “Preliminary Prospectus and Offer to Exchange”), filed as an exhibit to the Issuer’s Schedule TO, dated August 25, 2023, filed with the Commission. Capitalized terms used but not defined herein have the meaning given to such terms in the Registration Statement.

The facts, as we understand them, and upon which with your permission we rely in rendering the opinion herein, are set forth in the Preliminary Prospectus and Offer to Exchange. In rendering this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such agreements and other documents as we have deemed necessary or appropriate and we have made such investigations of law as we have deemed appropriate as a basis for the opinion expressed below. In our examination, we have assumed, without independent verification, (i) the authenticity and accuracy of all documents reviewed by us

August 25, 2023 Page 2

(including the conformity to original documents of all documents submitted to us as email, fax or photostatic copies and the authenticity of such original documents), (ii) that the signatures on all documents examined by us are genuine and have been duly authorized, and such documents reflect all material terms of the agreement between the parties to such documents, (iii) that the parties to such documents have complied and will comply with the terms thereof, and that such documents are enforceable in accordance with their respective terms, (iv) that such documents have been duly authorized by, have been duly executed and delivered by, and constitute (to the extent containing contractual or other obligations) legal, valid, binding and enforceable obligations of, all parties to such documents, (v) that all of the parties to such documents are duly organized, validly existing, and have power and authority (corporate, partnership, or other) to execute, deliver, and perform the obligations in such documents, and (vi) that the transactions provided for by each agreement were and will be carried out in accordance with their terms. In rendering our opinion, we have made no independent investigation of the facts referred to herein (including in any statements referred to herein) and have relied for the purpose of rendering this opinion exclusively on those facts that have been provided to us by you and your agents, which we assume have been, and will continue to be, true.

This opinion is rendered to you as of the date of this letter, and we undertake no obligation to update this opinion subsequent to the date hereof. This opinion is based on current provisions of the Internal Revenue Code of 1986, as amended, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters. Our opinion is not binding upon the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service will not assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not affect the conclusions stated in this opinion. Any variation or difference in the facts from those set forth in the Preliminary Prospectus and Offer to Exchange or any other documents we reviewed in connection with the Exchange Offer and Consent Solicitation may affect the conclusions stated herein.

No opinion is expressed as to any matter not discussed herein. For the avoidance of doubt, we express no opinion with respect to either the passive foreign investment company status of the Issuer or the treatment of the Issuer as a U.S. corporation for U.S. federal income tax purposes as a result of the Business Combination.

Based on such facts and subject to the qualifications, assumptions and limitations set forth herein and in the Preliminary Prospectus and Offer to Exchange, we hereby confirm that the statements in the Preliminary Prospectus and Offer to Exchange under the caption “Material U.S. Federal Income Tax Considerations,” insofar as such statements purport to constitute summaries of United States federal income tax law and regulations or legal conclusions with respect thereto, constitute accurate summaries of the matters described therein in all material respects.

August 25, 2023 Page 3

This opinion is furnished to you solely in connection with the Registration Statement and this opinion is not to be relied upon for any other purpose without our prior written consent. We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Weil, Gotshal & Manges LLP